Exhibit 99.1

From:	EnviroStar, Inc
290 NE 68 Street
Miami, FL 33138
Michael Steiner (305) 754-4551
Venerando Indelicato (813) 814-0722

FOR RELEASE at 1:00 PM, Friday September 24, 2010

EnviroStar, Inc. (formerly DRYCLEAN USA, Inc) Announces Year End Results

Miami, FL – September 24, 2010 – EnviroStar, Inc. (NYSE Amex:EVI) today reported results of operations for the Company’s year ended June 30, 2010.

Revenues for fiscal 2010 were $19,625,204, 15.2% lower than the record $23,155,417 in fiscal 2009. Net earnings decreased by 21.4% to $414,066 or $.06 per share for fiscal 2010 from $526,863 or $.07 per share for fiscal 2009.

Venerando J. Indelicato, Chief Financial Officer of EnviroStar, Inc., stated:  “Economic conditions made fiscal 2010 a challenging year.  However, the Company responded by introducing a new and larger line of boilers, which produced a 110.6% increase in boiler sales, reducing expenses and increasing its sales staff, which resulted in sales increases of all other products except laundry equipment.  As a result of the economy, large orders of laundry equipment were down.  In addition, we reduced inventories in line with incoming orders and increased cash, improving the financial strength of the Company.”  Mr. Indelicato indicated that fiscal 2011 is expected to remain impacted by current economic conditions, but the outlook, with the Company’s increased marketing efforts, looks brighter.

EnviroStar, Inc. through its subsidiaries is one of the nation’s leading distributors of industrial laundry, dry cleaning machines and steam boilers. Its subsidiary, DRYCLEAN USA License Corp, is one of the largest franchise and license operations in the dry cleaning industry in the United States, the Caribbean and Latin America.

This press release contains certain information that is subject to a number of known and unknown risks and uncertainties that may cause actual results and trends to differ materially from those expressed or implied by the forward-looking statements.  Information concerning such factors are discussed in Company reports filed with the Securities and Exchange Commission.

EnviroStar, Inc.

EnviroStar, Inc.	(NYSE Amex: EVI)

	Year ended June 30,
	2010	2009

Revenues	$19,625,204	$23,155,417

Earnings before income taxes	667,191	852,546
Provision for income taxes	253,125	325,683

Net earnings	$414,066	$526,863

Basic and diluted earnings per share	$0.06	$0.07

Weighted average shares outstanding:
Basic and diluted	7,033,732	7,033,804